Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Waddell & Reed Financial, Inc.:

We consent to the use of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Waddell & Reed Financial, Inc. and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri

January 21, 2009